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EXHIBIT 21.1

LIST OF REGISTRANT'S SUBSIDIARIES

	State or other jurisdiction of incorporation	Percent owned by Registrant
Clear Logic, Inc.	California	31
Baccarat Coyote Inc.	California	100
Baccarat Silicon, Inc.	California	100
Bay Semiconductor, Inc.	California	100
Integrated Device Technology Asia Limited	Hong Kong	100
IDT Asia, Limited	Hong Kong	100
IDT Design Australia Pty Ltd.	Australia	100
IDT Europe Limited	United Kingdom	100
I.D.T. France S.A.R.L.	France	100
IDT Foreign Sales Corporation	Barbados	100
Integrated Device Technology International Holdings, Inc.	California	100
Integrated Device Technology, Inc. Cayman Islands Corporation	Cayman Islands	100
IDT Integrated Device Technology AB (Sweden)	Sweden	100
Integrated Device Technology Europe, Inc.	California	100
Integrated Device Technology GmbH	Germany	100
Integrated Device Technology (Israel) Ltd.	Israel	100
Integrated Device Technology S.r.l.	Italy	100
Integrated Device Technology Korea, Inc.	Korea	100
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia	100
Integrated Device Technology Realty Holdings, Inc.	Philippines	40
Integrated Device Technology Holding Inc.	Philippines	40
Integrated Device Technology (Philippines), Inc.	Philippines	100
Integrated Device Technology Singapore (1997) Pte Ltd	Singapore	100
Nippon IDT K.K.	Japan	100
Quality Semiconductor, Inc.	California	100
Quality Semiconductor Australia Pty. Ltd.	Australia	100

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LIST OF REGISTRANT'S SUBSIDIARIES